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                                                                   EXHIBIT 10.28


                    AMENDED AND RESTATED SERVICES AGREEMENT

     This AMENDED AND RESTATED SERVICES AGREEMENT ("Agreement") is made this
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16th day of February, 2000, by and between Pointshare Corporation, a Delaware corporation (the "Company"), and Craig T. Davenport ("Chairman").
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                                    WITNESS:

     WHEREAS, the Company and Chairman are parties to that certain Services Agreement dated as of April 5, 1999 and Addendum to Advisory Services Agreement dated June 30, 1999 (the "Agreement") ; and
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     WHEREAS, the Company and Chairman hereby desire to amend and restate the
Agreement in its entirety as set forth herein.

     THEREFORE, it is agreed as follows:

     Section 1. Duties. Employee shall serve as Chairman of the Company's Board of Directors and shall provide consulting services to the Company. This Agreement may be terminated by either party, with or without cause, on thirty
(30) days' written notice to the other party;

     Section 2.  Compensation.

          2.1  Chairman Compensation.  The Company will pay Chairman, the sum of
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Five Thousand Dollars ($5,000) on or prior to the last day of each month during the term of this Agreement; provided Chairman continues to provide services to the Company.

          2.2  Stock Option Grants.
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               2.2.1.  Original Grant. Chairman was granted a non-qualified
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     option to purchase 50,000 shares of the Company's Common Stock under the
     Company's 1996 Amended and Restated Stock Option Plan (the "1996 Plan"), at
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     an exercise price equal to the fair market value on the date of grant  The shares subject to this option vested and became exercisable as follows:
     16,666.66 shares vested on the last day of each of the months of April, May and June, 1999.

               2.2.2.  Additional Grant.  Chairman was granted a non-qualified
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     option to purchase an additional 125,000 shares of the Company's Common
     Stock under the 1996 Plan, at an exercise price equal to $0.125 which was the fair market value on the date of grant (the "Additional Shares"). Such
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     Additional Shares vest and become exercisable as follows, provided Chairman continues to provide services to the Company:

                       (A) 50,000 shares vest over a four-year period as follows: Twenty-five percent (25%) of the shares vest on July 1, 2000 and one-thirty-sixth (1/36th) of the remaining seventy-five percent (75%) of the shares vest ratably at
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          the end of each month thereafter upon Chairman's completion of each month of service with the Company.

                       (B)   75,000 shares vest as follows:

                             (i) 25,000 shares upon the earlier of (A) the closing of a private equity financing with gross proceeds to the Company of at least $20.0 million and (B) June 30, 2003;

                             (ii) 25,000 shares upon the earlier of (A) the closing of the Company's initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended and (B) June 30, 2003; and

                             (iii) 25,000 shares upon consummation of four (4) agreements with corporate or strategic partners (each corporate or strategic agreement to be evidenced by an equity investment or an agreement to collaborate with respect to development, marketing or product offering); provided that in any event such 25,000 shares shall be deemed fully vested on June 30, 2003 if Chairman is still providing services to the Company.

          2.3  Directors' Stock Option Grant.  The option grants set forth in
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this Agreement are in consideration of Chairman's consulting services to the
Company and are in addition to the option grants automatically granted under the Company's 1998 Directors Stock Option Plan in consideration of Chairman's service as a director of the Company.

          2.4  Expenses.  The Company shall reimburse Chairman for the cost of
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expenses incurred in connection with the performance of his obligations under this Agreement within thirty (30) days of delivery of expense receipts. As a condition to receipt of reimbursement, Chairman shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to services provided under this Agreement. Any individual expense in excess of five hundred dollars ($500) shall require the prior approval of the President and C.E.O. of the Company.

     Section 3. Consulting or Other Services for Competitors. Chairman represents and warrants that Chairman will not, during the term of this Agreement, perform any consulting or other services for any company, person or entity whose business or proposed business in any way involves products or services which could reasonably be determined to be competitive with the products or services or proposed products or services of the Company. If, however, Chairman decides to do so, Chairman agrees to notify the Company in writing in advance (specifying the identity of the entity or the person) and provide information sufficient to allow the Company to determine if such consulting would conflict with projects or products of the Company. If the

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Company determines that such business is in competition with that conducted by the Company, this Agreement shall terminate immediately.

     Section 4. Investment in Future Equity Financings. Subject to the approval of the Board of Directors and other legal or contractual restrictions, Chairman may be offered the opportunity to invest in the Company's future equity financings on the same terms and conditions as the other investors in such financings.

     Section 5. Confidential Information. Chairman understands his responsibility to treat as confidential certain information concerning the Company. In connection with the performance of his obligations for the Company, Chairman agrees that he will hold information designated as confidential in confidence and not disclose any such information to any third party except as reasonably required to perform his obligations or as authorized by the Company. Upon termination of this Agreement, Chairman shall return all confidential and proprietary information in his possession to the Company at Company's request. Furthermore, Chairman will abide by the terms and conditions as set forth in the Company's "Proprietary Information and Inventions Agreement" executed by Chairman concurrently with this Agreement.

     Section 6. Independent Contractor. Chairman shall be an independent contractor, not an employee of the Company and shall have the sole control and discretion in the manner of performing the services described in this Agreement. Chairman will be responsible and liable for, any and all income taxes relating to the compensation he is paid. It is further understood and agreed, Chairman is not eligible to participate in any employee benefit plans or employee programs sponsored or financed by the Company.

     Section 7. Termination. This Agreement will terminate twelve (12) months following the effective date on this Agreement. Notwithstanding any other provision of this agreement, either party hereto may terminate this Agreement at any time upon giving thirty (30) days written notice to the other party. Termination shall have not effect upon the rights and obligations of the parties arising out of transaction occurring prior to the effecting date of such termination.

     Section 8. Survival. The obligations set forth in Sections 3, 5, 6, 7, 8, 9, 10, 11 and 12 shall survive any termination of this Agreement.

     Section 9. Non-Assignability. Neither this Agreement nor the rights and obligations hereunder are assignable by Chairman either voluntarily or by operation of law.

     Section 10. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Washington.

     Section 11. Indemnification. Company hereby agrees to hold harmless and indemnify Chairman to the full extent authorized or permitted by law.

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     Section 12.  Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to this subject matter.

                                    COMPANY:

                                    /s/ Timothy J. Kilgallon
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                                    Timothy J. Kilgallon
                                    President & C.E.O.
                                    Pointshare Corporation
CHAIRMAN:

/s/ Craig T. Davenport
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Craig T. Davenport

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